Exhibit 99.1: Peoples Financial Corporation Press Release Dated August 25, 2011
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
BILOXI BUSINESS LEADER JEFFREY O’KEEFE IS ELECTED
TO BOARD OF DIRECTORS OF PEOPLES FINANCIAL CORPORATION
BILOXI, MS (August 25, 2011)—Jeffrey H. O’Keefe, 55, has been elected to the Board of Directors of Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, announced Chevis C. Swetman, Chairman and Chief Executive Officer of the holding company and the bank.
O’Keefe is president and chief executive officer of Bradford O’Keefe Funeral Home in Biloxi. He has served on the Board of Directors of The Peoples Bank since 1986. He replaces Lyle Page, who died in July after serving on the boards of The Peoples Bank and Peoples Financial Corporation for more than 30 years.
“Our bank board has long benefited from Jeff O’Keefe’s keen insight and business experience, and we welcome him to the Board of the holding company,” said Swetman. “Jeff has proven his commitment to our institution for a quarter of a century and is a worthy successor,” Swetman added.
O’Keefe earned a Bachelor of Business Administration degree from the University of Southern Mississippi in 1982. He served two terms on the USM Foundation Board of Directors and is a 2005 inductee to the USM Hall of Fame
He started his career at Bradford-O’Keefe Funeral Home in 1970 and was named president and chief executive officer in 1983. He is a former director of the Mississippi State Board of Funeral Service and a member of a number of national funeral service organizations.
O’Keefe currently serves as a member of the Board of Directors of Biloxi Regional Medical Center. He is active in a number of Carnival associations and reigned as King D’Iberville in 1990. He served as Chairman of the Board of Gulf Coast Carnival Association from 2006-2010.
O’Keefe is a former Chairman of Leadership Gulf Coast and a member of several area Chambers of Commerce. He is also an active member of the Walter Anderson and Ohr-O’Keefe Museums. He has been involved for many years with the Boy Scouts of America. He is a former president of the Pine Burr Council and received the Silver Beaver Award from the organization.
Founded in 1896, with $821 million in assets as of June 30, 2011, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.